State of Delaware
Secretary of State
Division of Corporations
Delivered 06:38 PM 05/20/2014
FILED 06:38 PM 05/20/2014
SRV 140673540 - 5537203 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Punch TV Studios, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 1521 Concord Pike #303 Street, in the City of Wilmington County of New Castle Zip Code 19803. The registered agent in charge thereof is A Registered Agent, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 1,000,000,000 shares (number of authorized shares) with a par value of 0.0001000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Joseph Collins
  Mailing Address 1315 North Bullis RD Suite 6
  Compton, CA Zip Code 90221
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20 day of May, A.D. 20 14.

BY: [signature]
(Incorporator)

NAME: Joseph Collins
(type or print)